CONSENT OF BEAR, STEARNS & CO. INC.

     We hereby consent to: (i) the inclusion of our opinion letter, dated April 14, 2005, to the Board of Directors of The Keith Companies, Inc. (or “Keith”) as Appendix B to the proxy statement/prospectus included in the registration statement on Form F-4 (or the “Registration Statement”) of Stantec, Inc. (or “Stantec”) relating to the acquisition of Keith by Stantec; and (ii) all references to Bear, Stearns & Co. Inc. in the sections captioned “Summary—Recommendation of Keith’s Financial Advisor”, “Risk Factors—Risk Factors Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger—Reasons for Keith’s Board Recommendation” and “The Merger—Opinion of Keith’s Financial Advisor” of the proxy statement/prospectus included in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

By:	/s/ Neil B. Morganbesser
Senior Managing Director

Los Angeles, California
May 9, 2005